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                     July 14, 2020

       Daniel E. Gorski
       Chief Executive Officer
       Texas Mineral Resources Corp.
       539 El Paso Ave.
       Sierra Blanca, TX 79851

                                                        Re: Texas Mineral
Resources Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 30, 2020
                                                            File. No. 000-53482

       Dear Mr. Gorski:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Daniel Gorski